UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2018

Stony Hill Corp.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-55523

(Commission File Number)

81-1699502

(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 1000

Beverly Hills, California 90212

(Address of principal executive offices)(Zip Code)

(310) 356-7374

Registrant’s telephone number, including area code

_______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

Effective March 5, 2018, Stony Hill Corp., a Nevada corporation (the “Company”), consummated certain of the transactions under that certain Intellectual Property Purchase and Stock Repurchase Agreement (the “Agreement”), dated February 9, 2018, by and among the Company, Damian Marley and Daniel Dalton. Pursuant to the terms and conditions of the Agreement, the Company repurchased 3,150,000 shares of common stock of the Company from Mr. Marley for $50,000 and rights to the name Stony Hill. The Company plans to change its name to a name more reflective of the scientific nature of its business. Additionally, the Company repurchased 2,250,000 shares of common stock of the Company from Mr. Dalton for consideration of $50,000. The transaction with Mr. Dalton was consummated on February 9, 2018, and previously disclosed in Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on February 14, 2018. In the aggregate Mr. Marley and Mr. Dalton transferred 5,400,000 shares, or approximately 40.4% of the issued and outstanding common stock to the Company to the Company. The Company subsequently canceled all 5,400,000 shares.

After consummation of the transaction, the Company reduced the number of issued and outstanding shares of its common stock from approximately 15,705,103 to approximately 10,305,103 shares issued and outstanding. Based on total assets of $1,786,166 at December 31, 2017, the book value per outstanding share increased from approximately $0.11 per share to approximately $0.17 per share. On March 2, 2017, the closing price per share of common stock of the Company was $2.20 per share on the OTCQB, reflecting a market value of approximately $11,880,000 for the 5,400,000 shares the company repurchased.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 5, 2018, Damian Marley resigned as a member of the board of directors of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

10.1	Intellectual Property Purchase and Stock Repurchase Agreement, dated February 9, 2018, by and among the Company, Damian Marley and Daniel Dalton.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stony Hill Corp.

Date: March 5, 2018	By:	/s/ John Brady
	Name:	John Brady
	Title:	Secretary

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